Exhibit 10.54

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT is made as of this 20th day of August, 2014, by and among AQUA AMERICA, INC., a Pennsylvania corporation (the “Borrower”), the several banks which are parties to this Agreement (each a “Bank” and collectively, the “Banks”) and PNC BANK, NATIONAL ASSOCIATION in its capacity as agent for the Banks (in such capacity, the “Agent”).

BACKGROUND

A. The Borrower, the Agent and the Banks are parties to a Credit Agreement, dated as of March 23, 2012 (the “Credit Agreement”), pursuant to which the Banks agreed to make revolving credit loans to the Borrower in an aggregate outstanding amount of up to $150,000,000 (the “Loans”).  The Loans are evidenced by the Borrower’s Revolving Credit Notes in the aggregate principal face amount of $150,000,000 (the “Notes”).

B. Pursuant to subsection 2.8(d) of the Credit Agreement, the Borrower has requested an increase in the Total Commitment from $150,000,000 to $200,000,000. Such increase is to become effective on August 20, 2014 (the “Effective Date”).

C. The Borrower, the Agent and the Banks desire to modify certain provisions of the Credit Agreement to reflect the increase in the Total Commitment, all on the terms and subject to the conditions herein set forth.

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1. Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.
2. Amendment to Credit Agreement.
(a) Effective on the Effective Date, Section 2.3(d) of the Credit Agreement shall be amended and restated to read in full as follows:

All Borrowings, conversions and continuations of Revolving Credit Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections that, after giving effect thereto, (A) the aggregate principal amount of the Revolving Credit Loans comprising each Tranche of Eurodollar Loans shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (B) the Borrower

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shall not have outstanding at any one time more than in the aggregate five (5) separate Tranches of Eurodollar Loans.

(b) Effective on the Effective Date, Schedule I of the Credit Agreement shall be updated and replaced by the corresponding Schedule I set forth in Exhibit A hereto.
(c) Effective on the Effective Date, Schedule 3.13 of the Credit Agreement shall be updated and replaced by the corresponding Schedule 3.13 set forth in Exhibit B hereto.

3. Loan Documents.  Except where the context clearly requires otherwise, all references to the Credit Agreement in any of the Loan Documents or any other document delivered to the Banks or the Agent in connection therewith shall be to the Credit Agreement as amended by this Agreement.

4. Borrower’s Ratification.  The Borrower agrees that it has no defenses or set-offs against the Banks or the Agent or their respective officers, directors, employees, agents or attorneys, with respect to the Loan Documents, all of which are in full force and effect, and that all of the terms and conditions of the Loan Documents not inconsistent herewith shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms.  The Borrower hereby ratifies and confirms its obligations under the Loan Documents as amended hereby and agrees that the execution and delivery of this Agreement does not in any way diminish or invalidate any of its obligations thereunder.

5. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Banks that:

(a) The representations and warranties made in the Credit Agreement are true and correct in all material respects as of the date hereof; provided, however, that for purposes of the representations in Section 3.1 thereof, the annual and quarterly financial information referred to in such Section shall be deemed to be the most recent such information furnished to each Bank;

(b) No Default or Event of Default under the Credit Agreement exists on the date hereof; and
(c) This Agreement has been duly authorized, executed and delivered so as to constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

All of the above representations and warranties shall survive the making of this Agreement.

6. Conditions Precedent.  The effectiveness of the amendment set forth herein is subject to the fulfillment, to the satisfaction of the Agent and its counsel, of the following conditions precedent on or before the Effective Date:

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(a) The Agent shall have received, with copies or counterparts for each Bank as appropriate, the following, all of which shall be in form and substance satisfactory to the Agent and shall be duly completed and executed by the Borrower, the Agent and the Required Banks, as applicable:

(i)	This Agreement;
(ii)	An amended and restated revolving credit note for each Bank in the face amount of such Bank’s increased Commitment;
(iii)	An Increased Commitment and Acceptance from each Bank;
(iv)	Such additional documents, certificates and information as the Agent or the Banks may require pursuant to the terms hereof or otherwise reasonably request.

(b) The Agent shall have received for the ratable account of the Banks an upfront fee equal to 0.125% (12.5 basis points) multiplied by $50,000,000, which amount represents the aggregate increase in the Total Commitment on the Effective Date.

(c) After giving effect to this Agreement, the representations and warranties set forth in the Credit Agreement shall be true and correct in all material respects on and as of the date hereof.
(d) No Default or Event of Default shall have occurred and be continuing as of the date hereof.
7. Miscellaneous.

(a) All terms, conditions, provisions and covenants in the Loan Documents and all other documents delivered to the Agent and the Banks in connection therewith shall remain unaltered and in full force and effect except as modified or amended hereby.  To the extent that any term or provision of this Agreement is or may be deemed expressly inconsistent with any term or provision in any Loan Document or any other document executed in connection therewith, the terms and provisions hereof shall control.

(b) The execution, delivery and effectiveness of this Agreement shall neither operate as a waiver of any right, power or remedy of the Agent or the Banks under any of the Loan Documents nor constitute a waiver of any Default or Event of Default thereunder.

(c) In consideration of the Agent’s and the Banks’ agreement to amend the existing credit facility, the Borrower hereby waives and releases the Agent and the Banks and their respective officers, attorneys, agents and employees from any liability, suit, damage, claim,

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loss or expense of any kind or failure whatsoever and howsoever arising that it ever had up until, or has as of, the date of this Agreement.
(d) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.

(e) In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

(f) This Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

(g) This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) The headings used in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(i) This Agreement may be executed in one or more counterparts, each of which counterparts when executed and delivered shall be deemed to be an original, and all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

[signature pages follow]

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IN WITNESS WHEREOF, the Borrower, the Agent and the Required Banks have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

AQUA AMERICA, INC.
By:	/s/David Smeltzer
Name:	David Smeltzer
Title:	Executive Vice President and Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Agent and as a Bank
By:	/s/Domenic D’Ginto
Name:	Domenic D’Ginto
Title:	Senior Vice President

COBANK, ACB, as a Bank
By:	/s/Bryan Ervin
Name:	Bryan Ervin
Title:	Vice President

THE HUNTINGTON NATIONAL BANK, as a Bank
By:	/s/Michael Kiss
Name:	Michael Kiss
Title:	Vice President

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Exhibit A

Schedule I

Bank and Commitment Information

	*
Bank	Swing Line Commitment*	Commitment

PNC Bank, National Association 1600 Market Street Philadelphia, PA 19103 Attention: Meredith Jermann Telecopy: (215) 585-6987	$15,000,000	$100,000,000

CoBank, ACB 5500 South Quebec Street Greenwood Village, CO 80111 Attention: Bryan Ervin Telecopy: (303) 224-2609	$0	$80,000,000

The Huntington National Bank 310 Grant Street, 4th Floor Pittsburgh, PA 15219 Attention: W. Christopher Kohler Telecopy: (412) 227-6108	$0	$20,000,000

Total	$15,000,000	$200,000,000

*The Swing Line Commitment is a sublimit of the Commitment.

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Exhibit B

Schedule 3.13

Environmental Matters

Aqua acquired the South Haven IN wastewater system in 2008. The system was under a court order to address sanitary sewer overflows. Aqua has made substantial upgrades to the wastewater treatment plant and sewer collection system. Additional upgrades to the collection system are budgeted for 2012 through 2014 at a total estimated cost of $1.1 million. Aqua is negotiating with the US Department of Justice and USEPA Region 5 to close out the court order.

Aqua has made improvements to the Utility Center wastewater collection system in Allen County, IN that was acquired in 2003. Installation of a diversion sewer force main and a new lift station are budgeted for 2012 through 2014 at an estimated cost of $5.8 million. These improvements are in conformance with an amended Compliance Plan submitted by Aqua to the Indiana Department of Environmental Management to address wet weather sanitary sewer overflows.

Aqua acquired the Veranda wastewater system from Gray Utilities, Inc. in 2011. The system is under a Compliance Agreement with the Texas Commission on Environmental Quality effective September 28, 2011, requiring construction of a new wastewater treatment plant budgeted for 2012 and 2013 at an estimated cost of $3.2 million. The plant has been designed and permitted and construction is underway.

The Brittmore I&II wastewater plant is under an Agreed Order with the Texas Commission on Environmental Quality to evaluate and upgrade the wastewater treatment plant. The work is being done in phases, and the final phase is budgeted for 2012 and 2013 at an estimated cost of $1.0 million.

Aqua acquired the Treasure Lake water and wastewater systems in Pennsylvania in 2013.  The wastewater system contains two wastewater treatment plants and collection systems.  The older of the two plants, the East Plant, received a Notice of Violation from PADEP in September, 2013 as a result of its generally poor condition.  Aqua is currently investigating either the rehabilitation of the plant or abandoning it and transferring the flow to an upgraded West Plant. Although cost estimates are preliminary and final path not determined, the total costs to address the condition of the plant could be in excess of $1.0 million.

Aqua acquired the Presidential water and wastewater systems in Virginia in 2014.  As part of the purchase agreements, Aqua entered a Consent Order with the Virginia DEQ to install a new wastewater treatment plant to replace the existing plant which is in poor condition.  The new plant is budgeted at $1.3 million.

Aqua acquired the Mifflin Township Water Authority (MTWA) in Pennsylvania in 2012.  The MTWA had entered into a Consent Order with the Pennsylvania Department of Environmental Protection (PADEP) in 2008 to address excessive water loss estimated at approximately 85% due to leaks in the system.  The consent order required water loss to be reduced to 30%.  Aqua

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inherited the existing consent order and its obligations as part of the purchase in 2012.  Currently, Aqua is budgeting over $2 million in its existing 5 year capital plan for water main replacement work in Mifflin Township to satisfy the consent order requirements.

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